Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:        Investor Relations

                               John Eldridge

                               (206) 272-6571

                               j.eldridge@f5.com

                               Public Relations

                               Alane Moran

                               206) 272-6850

                               a.moran@f5.com

F5 Networks Announces Results for First Quarter of Fiscal 2012

SEATTLE, WA—January 18, 2012— For the first quarter of fiscal 2012, F5 Networks, Inc. (NASDAQ: FFIV) announced revenue of $322.4 million, up 2.5 percent from $314.6 million in the prior quarter and 19.9 percent from $268.9 million in the first quarter of fiscal 2011.

GAAP net income was $66.5 million ($0.83 per diluted share), compared to $67.6 million ($0.84 per diluted share) in the prior quarter and $55.7 million ($0.68 per diluted share) in the first quarter a year ago.

Excluding the impact of stock-based compensation net of tax, non-GAAP net income was $82.2 million ($1.03 per diluted share), compared to $85.2 million ($1.06 per diluted share) in the prior quarter and $72.2 million ($0.88 per diluted share) in the first quarter of last year.

A reconciliation of GAAP net income to non-GAAP net income is included on the attached Consolidated Statements of Operations.

“Strong sales in APAC, Japan, and particularly North America offset the seasonal slowdown that typically characterizes the first quarter of a new fiscal year. We were also pleased that sales in the EMEA region exceeded our expectations,” said John McAdam, F5 president and chief executive officer.

“Strength in product sales was driven in part by growing demand for VIPRION 2400, our recently introduced midrange chassis product, across all regions and vertical markets. As a result, sales of all VIPRION products nearly tripled compared to the first quarter of fiscal 2011.

“In addition, sales of our vCMP (Virtual Clustered Multiprocessing) module, which enables customers to run multiple virtual BIG-IPs on a single VIPRION, were very strong during the quarter. Increasing attach rates for Application Security Manager, Access Policy Manager and other BIG-IP software modules also boosted sales, and demand for BIG-IP virtual editions continued to outpace our expectations.”

F5 achieved a non-GAAP operating margin of 37.8 percent, while adding 125 employees during the quarter. The company also continued to strengthen its financial position during the quarter, generating $132 million in cash from operations. After repurchasing 320,100 shares of its outstanding common stock the company ended the quarter with $1.11 billion in cash and investments.

For the current quarter, ending March 31, management has set a revenue goal of $332 million to $337 million with a GAAP earnings target of $0.84 to $0.86 per diluted share. Excluding stock-based compensation expense, the company’s non-GAAP earnings target is $1.05 to $1.07 per diluted share.

A reconciliation of the company’s expected GAAP and non-GAAP earnings is provided in the following table:

	Three months ended March 31, 2012

Reconciliation of Expected Non-GAAP Second Quarter Earnings	Low	High
Net income	$67.6	$69.2
Stock-based compensation expense, net of tax	$16.9	$16.9

Non-GAAP net income excluding stock-based compensation expense	$84.5	$86.1

Net income per share - diluted	$0.84	$0.86

Non-GAAP net income per share - diluted	$1.05	$1.07

About F5 Networks

F5 Networks, Inc., the global leader in Application Delivery Networking (ADN), helps the world’s largest enterprises and service providers realize the full value of virtualization, cloud computing, and on-demand IT. F5® solutions help integrate disparate technologies to provide greater control of the infrastructure, improve application delivery and data management, and give users seamless, secure, and accelerated access to applications from their corporate desktops and smart devices. An open architectural framework enables F5 customers to apply business policies at “strategic points of control” across the IT infrastructure and into the public cloud. F5 products give customers the agility they need to align IT with changing business conditions, deploy scalable solutions on demand, and manage mobile access to data and services. Enterprises, service and cloud providers, and leading online companies worldwide rely on F5 to optimize their IT investments and drive business forward. For more information, go to www.f5.com.

You can also follow @f5networks on Twitter or visit us on Facebook for more information about F5, its partners, and technology. For a complete listing of F5 community sites, please visit www.f5.com/news-press-events/web-media/community.html.

Forward Looking Statements

Statements in this press release concerning the continuing strength of F5’s business, sequential growth, the target revenue and earnings range, share amount and share price assumptions, demand for application delivery networking and storage virtualization products and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve risks and uncertainties, as well as assumptions and other factors that, if they do not fully materialize or prove correct, could cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: customer acceptance of our new traffic management, security, application delivery, WAN optimization and storage virtualization offerings; the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; uncertain global economic conditions which may result in reduced customer demand for our products and services and changes in customer payment patterns; F5’s ability to sustain, develop and effectively utilize distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in international markets; the unpredictability of F5’s sales cycle; the share repurchase program; future prices of F5’s common stock; and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available as of the date hereof and qualified in their entirety by this cautionary statement. F5 assumes no obligation to revise or update these forward-looking statements.

GAAP to non-GAAP Reconciliation

F5’s management evaluates and makes operating decisions using various operating measures. These measures are generally based on the revenues of its products, services operations and certain costs of those operations, such as cost of revenues, research and development, sales and marketing and general and administrative expenses. One such measure is net income excluding stock-based compensation, which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. This measure consists of GAAP net income excluding, as applicable, stock-based compensation. Net income excluding stock-based compensation (non-GAAP) is adjusted by the amount of additional taxes or tax benefit that the company would accrue if it used non-GAAP results instead of GAAP results to calculate the company’s tax liability. Stock-based compensation is a non-cash expense that F5 has accounted for since July 1, 2005 in accordance with the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 Compensation—Stock Compensation (“FASB ASC Topic 718”).

Management believes that net income excluding stock-based compensation (non-GAAP) provides useful supplemental information to management and investors regarding the performance of the company’s business operations and facilitates comparisons to the company’s historical operating results. Although F5’s management finds this non-GAAP measure to be useful in evaluating the performance of the business, management’s reliance on this measure is limited because items excluded from such measures could have a material effect on F5’s earnings and earnings per share calculated in accordance with GAAP. Therefore, F5’s management will use its non-GAAP earnings and earnings per share measures, in conjunction with GAAP earnings and earnings per share measures, to address these limitations when evaluating the performance of the company’s business. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures in accordance with GAAP.

F5 believes that presenting its non-GAAP measure of earnings and earnings per share provides investors with an additional tool for evaluating the performance of the company’s business and which management uses in its own evaluation of the company’s performance. Investors are encouraged to look at GAAP results as the best measure of financial performance. For example, stock-based compensation is an obligation of the company that should be considered and each line item is important to financial performance generally. However, while the GAAP results are more complete, the company provides investors this supplemental measure since, with reconciliation to GAAP, it may provide additional insight into its operational performance and financial results.

# # #

F5 Networks, Inc.

Condensed Consolidated Balance Sheets

(unaudited, in thousands)

	December 31, 2011	September 30, 2011
Assets
Current assets
Cash and cash equivalents	$257,488	$216,784
Short-term investments	299,049	325,766
Accounts receivable, net of allowances of $3,035 and $2,898	187,862	165,676
Inventories	17,493	17,149
Deferred tax assets	8,604	8,391
Other current assets	33,606	29,907

Total current assets	804,102	763,673

Property and equipment, net	50,870	47,998
Long-term investments	558,307	470,203
Deferred tax assets	35,172	34,762
Goodwill	234,691	234,691
Other assets, net	15,547	17,222

Total assets	$1,698,689	$1,568,549

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$32,566	$33,525
Accrued liabilities	97,368	67,902
Deferred revenue	302,820	270,880

Total current liabilities	432,754	372,307

Other long-term liabilities	18,536	18,388
Deferred revenue, long-term	77,209	72,418

Total long-term liabilities	95,745	90,806

Commitments and contingencies
Shareholders’ equity
Preferred stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common stock, no par value; 200,000 shares authorized 79,169 and 79,145 shares issued and outstanding	379,349	380,737
Accumulated other comprehensive loss	(6,772)	(6,422)
Retained earnings	797,613	731,121

Total shareholders’ equity	1,170,190	1,105,436

Total liabilities and shareholders’ equity	$1,698,689	$1,568,549

F5 Networks, Inc.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three months ended December 31, 2011	Three months ended September 30, 2011	Three months ended December 31, 2010
Net revenues
Products	$196,554	$197,446	$171,492
Services	125,878	117,169	97,442

Total	322,432	314,615	268,934
Cost of net revenues (1)
Products	33,200	34,485	31,614
Services	22,406	21,435	17,349

Total	55,606	55,920	48,963

Gross Profit	266,826	258,695	219,971
Operating expenses (1)
Sales and marketing	106,238	100,945	86,825
Research and development	39,122	36,552	32,606
General and administrative	21,677	21,867	20,684

Total	167,037	159,364	140,115

Income from operations	99,789	99,331	79,856
Other income, net	1,861	4,087	2,545

Income before income taxes	101,650	103,418	82,401
Provision for income taxes (1)	35,158	35,808	26,738

Net Income	$66,492	$67,610	$55,663

Net income per share - basic	$0.84	$0.84	$0.69

Weighted average shares - basic	79,272	80,317	80,644

Net income per share - diluted	$0.83	$0.84	$0.68

Weighted average shares - diluted	79,822	80,766	81,648

Non-GAAP Financial Measures
Net income as reported	$66,492	$67,610	$55,663
Stock-based compensation expense, net of tax (2)	15,748	17,635	16,536

Net income excluding stock-based compensation expense (non-GAAP)	$82,240	$85,245	$72,199

Net income per share excluding stock-based compensation expense (non-GAAP) - diluted	$1.03	$1.06	$0.88

Weighted average shares - diluted	79,822	80,766	81,648

(1) Includes stock-based compensation as follows:

Cost of net revenues	$2,538	$2,565	$2,228
Sales and marketing	9,054	8,756	8,733
Research and development	5,826	5,913	5,888
General and administrative	4,705	4,900	6,091
Tax effect of stock-based compensation	(6,375)	(4,499)	(6,404)

	$15,748	$17,635	$16,536

(2)	Stock-based compensation is accounted for in accordance with the fair value recognition provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation (“FASB ASC Topic 718”)

F5 Networks, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, in thousands)

	Three months ended December 31,
	2011	2010
Operating activities
Net income	$66,492	$55,663
Adjustments to reconcile net income to net cash provided by operating activities:
Realized loss (gain) on disposition of assets and investments	579	(212)
Stock-based compensation	22,123	22,940
Provisions for doubtful accounts and sales returns	415	228
Depreciation and amortization	5,822	5,250
Deferred income taxes	(598)	(888)
Changes in operating assets and liabilities:
Accounts receivable	(22,601)	(30,082)
Inventories	(344)	632
Other current assets	(3,879)	7,771
Other assets	562	(213)
Accounts payable and accrued liabilities	26,576	13,657
Deferred revenue	36,732	28,393

Net cash provided by operating activities	131,879	103,139

Investing activities
Purchases of investments	(262,499)	(251,499)
Maturities of investments	198,102	98,818
Sales of investments	2,886	61,032
Increase in restricted cash	(3)	(39)
Purchases of property and equipment	(5,857)	(5,491)

Net cash used in investing activities	(67,371)	(97,179)

Financing activities
Excess tax benefit from stock-based compensation	1,399	10,130
Proceeds from the exercise of stock options and purchases of stock under employee stock purchase plan	9,577	8,842
Repurchase of common stock	(34,473)	(24,998)

Net cash used in financing activities	(23,497)	(6,026)

Net increase (decrease) in cash and cash equivalents	41,011	(66)
Effect of exchange rate changes on cash and cash equivalents	(307)	(555)
Cash and cash equivalents, beginning of period	216,784	168,754

Cash and cash equivalents, end of period	$257,488	$168,133